Exhibit 19.1

GRIFFON CORPORATION

POLICY ON INSIDER TRADING

In the course of conducting the business of Griffon Corporation (the "Company"), we may come into possession of material information about the Company or other entities that is not available to the investing public ("material non-public information"). You must maintain the confidentiality of material non-public information and may not use it in connection with the purchase or sale of Company securities or the securities of any other entity to which the information relates. The Company has adopted this policy in order to ensure compliance with the law and to avoid even the appearance of improper conduct by anyone associated with the Company. We have all worked hard to establish the Company’s reputation for integrity and ethical conduct, and we are all responsible for preserving and enhancing this reputation.

Applicability

The restrictions set forth in this Policy apply to all Company officers, directors and employees, wherever located, and to their spouses, minor children, adult family members sharing the same household and any other person over whom the officer, director or employee exercises substantial control over his, her or its securities trading decisions. This Policy also applies to any trust or other estate in which a director, officer or employee has a substantial beneficial interest or as to which he or she serves as trustee or in a similar fiduciary capacity.
To avoid even the appearance of impropriety, additional restrictions on trading Company securities apply to directors, officers and certain designated employees.     These policies are set forth in the Company's Addendum to Insider Trading Policy that applies to directors, officers, and certain designated employees of the Company who have access to material non-public information about the Company on a periodic basis. The Company will notify you if you are subject to the Addendum. The Addendum generally prohibits those covered by it from trading in the Company's securities during blackout periods, and requires pre-clearance for all transactions in Company securities.

Inside Information

Company policy and the laws of the United States and many other countries strictly prohibit any director, officer or employee of the Company, whenever and in whatever capacity employed, from trading Company securities (including equity securities, convertible securities, options, bonds, and derivatives thereon) while in possession of “inside information” about the Company. Inside information is any material, non-public information about a company.

Exhibit 19.1

If you become aware of any inside information, you may not execute any trade in Company securities and you should treat the information as strictly confidential. This prohibition applies to Company securities as well as the securities of any other company about which you acquire inside information in the course of your duties for the Company. It also applies to transactions for any Company account, employee account or account over which the employee has investment discretion. You are responsible for reviewing this Policy on Insider Trading and ensuring that your actions do not violate it.

Material, Non-Public Information

As noted above, it is illegal and a violation of Company policy to trade securities while aware of material, non-public information.

What is Material Information?

Under Company policy and United States law, information is material if:

•there is a substantial likelihood that a reasonable investor would consider the information important in determining whether to trade in a security; or
•the information, if made public, likely would affect the market price of a company's securities.

Information may be material even if it relates to future, speculative or contingent events and even if it is significant only when considered in combination with publicly available information. Material information can be positive or negative.

Depending on the facts and circumstances, information that could be considered material includes, but is not limited to:

•earnings announcements or estimates, or changes to previously released announcements or estimates;
•other unpublished financial results;
•significant dividend increases or decreases;
•writedowns and additions to reserves (i.e., for bad debts);
•expansion or curtailment of operations;
•new products, inventions or discoveries;
•major litigation or government actions;
•possible acquisitions, divestitures or joint ventures;
•changes in analyst recommendations or debt ratings;
•restructurings and recapitalizations;
•anticipated public offerings of securities;
•extraordinary management developments;
•extraordinary borrowing; and

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•liquidity problems.

What is Non-Public Information?

Information is considered to be non-public unless it has been adequately disclosed to the public, which means that the information must be publicly disseminated and sufficient time must have passed for the securities markets to digest the information.
It is important to note that information is not necessarily public merely because it has been discussed in the press, which will sometimes report rumors. You should presume that information is non-public unless you can point to its official release by the Company in at least one of the following ways:

•public filings with securities regulatory authorities;
•issuance of press releases;
•meetings with members of the press and the public; or
•information contained in proxy statements and prospectuses.

You may not attempt to “beat the market” by trading simultaneously with, or shortly after, the official release of material information. Although there is no fixed period for how long it takes the market to absorb information, out of prudence a person aware of material, non-public information should refrain from any trading activity for approximately two full trading days following its official release; shorter or longer waiting periods might be warranted based upon the liquidity of the security and the nature of the information.

Notwithstanding these timing guidelines, it is illegal for you to trade while in possession of material, non-public information, including situations in which you are aware of major developments that have not yet been publicly announced by the issuer.

What Transactions are covered by this Policy?

    Trading includes purchases and sales of stock, exercises of options, derivative securities such as put and call options and convertible debentures or preferred stock, and debt securities.

Twenty-Twenty Hindsight

    If securities transactions ever become the subject of scrutiny, they are likely to be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction you should carefully consider how the transaction may be construed in the bright light of hindsight. If you have any questions or uncertainties about this Insider Trading Policy or a proposed transaction, please ask the Griffon Corporate Ethics Officer.

Exhibit 19.1

“Tipping” Material, Non-Public Information Is Prohibited

In addition to trading while in possession of material, non-public information, it is illegal and a violation of the Company’s Policy on Insider Trading, as well as the Company’s Code of Business Ethics and Standards of Conduct, to convey such information to another ("tipping") if you know or have reason to believe that the person will misuse such information by trading in securities or passing such information to others who trade. This applies regardless of whether the "tippee" is related to the insider or is an entity, such as a trust or a corporation, and regardless of whether you receive any monetary benefit from the tippee.

Trading on or conveying material, non-public information may also breach contractual obligations assumed by the Company to or on behalf of Company customers. Apart from contractual remedies (such as damages and injunctions), severe, and possibly irreparable, reputational damage to the Company can result from trading on, tipping or other improper use of material, non-public information.

Avoid Speculation

    Those subject to this Insider Trading Policy may not trade in options, warrants, puts and calls or similar instruments on Company securities or sell Company securities "short." In addition, you may not hold Company securities in margin accounts. Investing in Company securities provides an opportunity to share in the future growth of the Company. Investment in the Company and sharing in the growth of the Company, however, does not mean short-range speculation based on fluctuations in the market. Such activities may put the personal gain of the director, officer or employee in conflict with the best interests of the Company and its shareholders. Anyone may, of course, exercise any options granted to them by the Company and, subject to the restrictions discussed in this Policy and other applicable Company policies, sell shares acquired through exercise of options.

Trading Plans

Notwithstanding the prohibition against insider trading, Rule 10b5-1 of the Securities Exchange Act of 1934 ("Rule 10b5-1") permit employees to trade in Company securities regardless of their awareness of inside information if the transaction is made pursuant to a pre-arranged written trading plan ("Trading Plan") that was entered into when the employee was not in possession of material, non-public information and that complies with the requirements of Rule 10b5-1. An employee who wishes to enter into a Trading Plan must submit the Trading Plan to the counsel for the Company for approval prior to the adoption of the Trading Plan. Trading Plans will be approved in the discretion of the Company. Trading Plans may not be adopted when the employee is in possession of material non-public information about the Company. An employee may

Exhibit 19.1

amend or replace his or her Trading Plan only during periods when trading is permitted in accordance with this Policy.

Reporting Violations/Seeking Advice

You should refer suspected violations of this policy to the Griffon Corporate Ethics Officer. In addition, if you:

•receive material, non-public information that you are not authorized to receive or that you do not legitimately need to know to perform your employment responsibilities, or
•receive confidential information and are unsure if it is within the definition of material, non-public information or whether its release might be contrary to a fiduciary or other duty or obligation,

you should not share it with anyone. To seek advice about what to do under those circumstances, you should contact the Griffon Corporate Ethics Officer. Consulting your legal colleagues can have the effect of exacerbating the problem. Containment of the information, until the legal implications of possessing it are determined, is critical.

Penalties for Violations of the Insider Trading Policy and Laws

In the United States and many other countries, the personal consequences to you of illegally trading securities while in possession of material, non-public information can be quite severe. Certain securities laws provide that an individual is subject to possible imprisonment and significant fines. These laws apply to all employees – not just officers and directors. Subject to applicable law, Company employees who violate this policy may also be subject to discipline by the Company, up to and including termination of employment.

If you are located or engaged in dealings outside the United States, be aware that laws regarding insider trading and similar offenses differ from country to country. Employees must abide by the laws in the country where located. However, you are required to comply with this policy even if local law is less restrictive. If a local law conflicts with the Company’s Policy on Insider Trading, you must consult the Griffon Corporate Ethics Officer.

Exhibit 19.1

GRIFFON CORPORATION

ADDENDUM TO POLICY ON
INSIDER TRADING

INTRODUCTION

This Addendum is in addition to and supplements the Griffon Corporation Policy on Insider Trading. This Addendum applies to directors, officers and certain designated employees of Griffon Corporation (the "Company") who have access to material non-public information about the Company. This Addendum does not apply to the Company or its Employee Stock Ownership Plan. The positions of the covered persons subject to this Addendum are listed on attached Schedule A. The Company may from time to time designate other positions that are subject to this Addendum and will amend Schedule A from time to time as necessary to reflect such changes or the resignation or change of status of any individual.

Please read this Addendum carefully. When you have completed your review, please sign the attached acknowledgment form and return it to Griffon's Corporate Ethics Officer.

Contact the Griffon Corporate Ethics Officer if at any time you have questions about this Policy or its application to a particular situation.

GENERAL RULES

In general terms, the law and Company policy prohibit:

    Buying or selling Company securities or derivative securities (or in some cases the securities of other companies) while in possession of material non-public information. In order to avoid even the appearance of impropriety, the Company's policy is to require pre-clearance of all transactions in Company securities by those subject to this Addendum (as described in more detail below),

Exhibit 19.1

and to prohibit any transactions in the Company’s securities by those subject to this Addendum during certain designated blackout periods, as detailed below.

    Disclosing material non-public information to outsiders, including family members and others (tipping), who then trade in the Company's securities or the securities of another company while in possession of that information.

    Retaining "short-swing profits" earned by directors or certain officers through trading in the Company's equity securities, whether or not in possession of material non-public information. Any such profits, which generally involve a purchase and sale or a sale and purchase (or any number of these transactions) within any period of less than six months, must be disgorged to the Company.

    The sale of any Company securities without complying with all the requirements of Rule 144 under the Securities Act of 1933 (the "Securities Act"), if applicable. This Rule, also described in more detail later in this Policy, has detailed reporting requirements, and strict limitations and requirements regarding:

        the number of shares that may be sold during an established period of time;

        for certain securities, the length of time for which they must be held before they are sold;

        the availability of publicly available information about the Company; and

        the manner of sale.

    Answering questions or providing information about the Company and its affairs to Company outsiders unless you are specifically authorized to do so, or it is a regular part of your position.

In addition, Company Directors and those officers designated by the Board of Directors as Section 16 Officers ("Section 16 Officers") are required to file a number of forms with the Securities and Exchange Commission (the "SEC") in connection with various events, which include:

    An initial statement regarding beneficial ownership of equity securities of the Company, usually filed at the time of becoming a Director or Section 16 Officer, regardless of actual ownership of such securities (Form 3).

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    Statements of changes of beneficial ownership of securities of the Company, or derivatives thereof, to be filed before the end of the second business day after any such change (Form 4).

    Annual statement of beneficial ownership of securities, filed within 45 days of the end of the Company's fiscal year with respect to certain securities transactions not earlier reported (Form 5).

Although Griffon's Corporate Ethics Officer will provide information to its Directors and Section 16 Officers concerning these requirements and the filing of needed Forms, each Section 16 Officer and Director bears legal responsibility for complying with these requirements. Consult with Griffon’s Corporate Ethics Officer regarding any questions you have in this area.

TRADING WHILE AWARE OF
MATERIAL NON-PUBLIC INFORMATION

You must maintain the confidentiality of material non-public information and may not trade in Company securities or derivatives or the securities or derivatives of any other entity to which the information relates until the information has been made public. The Company has a detailed policy describing the prohibition against trading while aware of material non-public information ("Policy on Insider Trading"), which you must read and follow.

PRE-CLEARANCE PROCEDURES
Those subject to this Addendum, and their spouses, minor children, adult family members sharing the same household, and any other person over whom the individual exercises substantial control over his, her or its securities trading decisions (collectively, "Family Members"), may not engage in any transaction involving the Company's securities (including gifts, loans, contributions to a trust, or any other transfers) without first obtaining pre-clearance of the transaction from Griffon's Corporate Ethics Officer and legal counsel. Notwithstanding the foregoing, pre-clearance is not required for any trades made pursuant to a pre-arranged 10b5-1 Trading Plan adopted in accordance with the requirements of the Company's Policy on Insider Trading or for transactions or trades with the Company, including, without limitation, the exercise of subscription rights and stock options for cash. Each proposed transaction will be evaluated to determine if it raises insider trading concerns or other concerns under federal laws and regulations. Any advice will relate solely to the restraints imposed by law and will not constitute advice regarding the investment aspects of any transaction. Clearance of a transaction is valid only for a 72-hour period. If the transaction order is not placed within that 72-hour period, clearance of the transaction must be re-requested. If clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance.

Exhibit 19.1

BLACKOUT PERIOD

    From time to time, an event may occur that is material to the Company and is known by only a few directors or officers. The existence of an event-specific blackout will not be announced. If, however, a person whose trades are subject to pre-clearance requests permission to trade in the Company’s securities during an event-specific blackout, Griffon’s Corporate Ethics Officer will inform the requesting person of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person.

MARGIN ACCOUNTS AND PLEDGING COMPANY SECURITIES

    The Company prohibits those subject to this Addendum from purchasing Company securities on margin, holding Company securities in a margin account or pledging Company securities. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Likewise, securities pledged to a bank or financial institution may be sold without the customer’s consent if the customer fails to repay the obligation secured by the pledge. As a result, such sales may occur at a time when an employee or a director has material, non-public information or is otherwise not permitted to trade in Company securities.

HEDGING TRANSACTIONS

    The Company prohibits those subject to this Addendum from engaging in hedging or monetization transactions, such as zero-cost collars and forward sale contracts, which allow an employee to lock in much of the value of his or her security holdings, often in exchange for all or part of the potential for upside appreciation in such security. These transactions allow the employee, director or related party to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the employee, director or related party may no longer have the same objectives as the Company’s other shareholders and such transactions are therefore prohibited.

REPORTING AND FORM FILING REQUIREMENTS

Under Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act"), directors and certain executive officers (the Section 16 Officers) of the Company must file forms with the SEC when they engage in certain transactions involving the Company's equity securities. In this context, in addition to basic traditional equity interests such as common stock, "equity securities" of the Company also include any securities that are exchangeable for or convertible into, or that derive their value from, an equity security of the Company.

Exhibit 19.1

These other securities are known as derivative securities, and include options, warrants, convertible securities, and stock appreciation rights.

Form 3: Initial Beneficial Ownership Statement. A person who becomes a director or Section 16 Officer of the Company must file a Form 3 within ten days of becoming a director or Section 16 Officer, even if the director or Section 16 Officer is not an owner of the Company's equity securities at the time. The Form 3 must disclose the director's or Section 16 Officer's ownership of any Company equity securities the director or Section 16 Officer owns immediately prior to assuming office.

Form 4: Changes of Beneficial Ownership Statement. As long as a person remains a director or Section 16 Officer, and under certain circumstances for up to six months after a person no longer holds such a position with the Company, a Form 4 must be filed before 10:00 p.m. on the second business day following the day that there is a change in the number of equity securities of the Company held from that previously reported to the SEC. There are exceptions to this requirement for gifts and a very limited class of employee benefit plan transactions.

Form 5: Annual Beneficial Ownership Statement. A Form 5 must be filed with the SEC by any individual who served as a director or Section 16 Officer of the Company during any part of the Company's fiscal year to report: (1) all reportable transactions in Company equity securities exempt from the Form 4 filing requirement or unreported transactions of less than $10,000; (2) all transactions that should have been reported during the last fiscal year but were not; and (3) with respect to an individual's first Form 5, all transactions which should have been reported but were not for the last two fiscal years.

A Form 5 need not be filed if all transactions otherwise reportable have been previously reported. If required, Form 5 must be filed within 45 days after the end of the Company's fiscal year, which is February 14, or the first business day thereafter. Common types of transactions reportable on Form 5 include gifts and unreported transactions of less than $10,000.

Any questions concerning whether a particular transaction will necessitate filing of one of these Forms, or how or when they should be completed should be asked of the Griffon Corporate Ethics Officer. The Company must disclose in its Annual Report on Form 10-K and in its Proxy Statement any delinquent filings of Forms 3, 4 or 5 by directors and Section 16 Officers, and must post on its website, by the end of the business day after filing with the SEC, any Forms 3, 4 and 5 relating to the Company's securities.

Exhibit 19.1

Reporting Exemptions for Certain
Employee Benefit Plan Transactions

Rule 16b-3 under the Exchange Act provides exemptions for director and Section 16 Officer reporting of certain employee benefit plan events on Forms 4 and 5, including certain routine non-volitional transactions under tax-conditioned thrift, stock purchase and excess benefit plans.

A transaction that results only in a change in the form of a person's beneficial ownership is also exempt from reporting. An exempt "change in the form of beneficial ownership" would include, for example, a distribution of benefit plan securities to an insider participant where the securities were previously attributable to the insider. Exercises or conversions of derivative securities would not, however, be considered mere changes in beneficial ownership and would be reportable.

The vesting of most stock options, restricted stock and stock appreciation rights is also not subject to the reporting requirements.

Short-Swing Trading Profits

In order to discourage directors and officers from profiting through short-term trading transactions in equity securities of the Company, Section 16(b) of the Exchange Act requires that any "short-swing profits" be disgorged to the Company. (This is in addition to the Form reporting requirements described above.)

"Short-swing profits" are profits that result from any purchase and sale, or sale and purchase, of the Company's equity securities within a six-month period unless there is an applicable exemption for either transaction. It is important to note that this rule applies to any matched transactions in the Company's securities, not only a purchase and sale or sale and purchase of the same shares, or even of the same class of securities. Furthermore, pursuant to the SEC's rules, the "statutory profit" is determined so as to maximize the amount that the director or Section 16 Officer must disgorge, and this amount may not be offset by any losses realized.

Short-swing Exemptions for Certain Reinvestment and
Employee Benefit Plan Transactions

As indicated, to come within the short-swing rules, a purchase and sale (or sale and purchase) within a six month period are matched to determine the amount of profit (if any). Rule 16b-3 has carved out a few exceptions to what constitutes a "purchase" for these matching purposes.

Under this Rule certain transactions involving acquisitions of equity securities under employee benefit plans are not counted as "purchases" for

Exhibit 19.1

short-swing purposes, provided that the benefit plan meets various statutory requirements.

The Griffon Employee Stock Ownership Plan meets these requirements, and therefore an acquisition of equity securities under that plan generally speaking is not a "purchase" for short-swing purposes.

Prohibition Against Short-sales

Directors and Section 16 Officers are prohibited from making "short sales" of the Company's equity securities. A short sale has occurred if the seller: (1) does not own the securities sold; or (2) does own the securities sold, but does not deliver them within 20 days or place them in the mail within 5 days of the sale.

LIMITATIONS AND REQUIREMENTS ON
RESALES OF COMPANY SECURITIES

Under the Securities Act, directors and certain officers who are considered to be “affiliates” under Rule 144 who wish to resell their Company securities must comply with the requirements of Rule 144, or be forced to register them under the Securities Act. "Securities" under Rule 144 (unlike under Section 16) are broadly defined to include all securities, not just equity securities. Therefore, the Rule 144 requirements apply not only to common and preferred stock, but also to bonds, debentures and any other form of security. Also, the requirements of Rule 144 apply whether or not the securities to be resold were previously registered under the Securities Act, except for the minimum holding period (which applies only to securities which were not registered under the Securities Act).

The relevant provisions of Rule 144 as they apply to resales by directors and officers are as follows:

1.Current public information. There must be adequate current public information available regarding the Company. This requirement is satisfied only if the Company has filed all reports required by the Securities Exchange Act of 1934 during the twelve months preceding the sale.

2.Manner of sale. The sale of Company shares by a director or officer must be made in an open market transaction through a broker at the prevailing market price for no more than the usual and customary brokerage commission. Furthermore, the broker may not solicit or arrange for the solicitation of customers to purchase the shares.

3.Number of shares which may be sold. The amount of securities that a director or officer may sell in a three-month period is limited to the greater of:

Exhibit 19.1

a.one percent of the outstanding shares of the Company, or

b.the average weekly reported trading volume in the four calendar weeks preceding the transactions.

4.Notice of proposed sale. If the amount of securities proposed to be sold by a director or officer during any three-month period exceeds 5,000 shares or has an aggregate sale price in excess of $50,000, the officer or director must file a notice of sale with the SEC on Form 144 prior to, or concurrently with, the placing of the order to sell securities.

5.Holding Periods. Any securities of the Company acquired directly or indirectly from the Company in a transaction that was not registered with the SEC under the Securities Act (restricted securities) must be held for six months prior to reselling such securities. There is no statutory minimum holding period for securities which were registered under the Securities Act or acquired in an open-market transaction.

In certain situations (e.g., securities acquired through stock dividends, splits or conversions), "tacking" is permitted-- that is, the new securities will be deemed to have been acquired at the same time as the original securities.

POTENTIAL PENALTIES FOR VIOLATIONS OF LAW
AND THIS ADDENDUM

The seriousness of securities law violations is reflected in the penalties that it carries. A director's resignation may be sought, or an officer or employee will be subject to possible Company disciplinary action up to and including termination of employment. In addition, both the Company itself and individual directors, officers or employees may be subjected to both criminal and civil liability, which, for individuals, can include a prison sentence.

QUESTIONS

Because of the technical nature of some aspects of the federal securities laws, you should review this material carefully and contact the Griffon Corporate Ethics Officer prior to engaging in any transaction in Company securities which might be in conflict with the securities law and this Addendum.

ACKNOWLEDGEMENT

All directors, officers and other employees subject to the procedures set forth in this addendum must acknowledge their understanding of, and intent to comply with, the

Exhibit 19.1

Company's Insider Trading Policy and this addendum on the form attached to this Addendum.

Exhibit 19.1

SCHEDULE A

Griffon Corporation

Board of Directors
Chief Executive Officer
President
Chief Financial Officer
Executive Vice President
Senior Vice President
Vice President
Treasurer
Secretary
Controller
Director of Risk Management
Director of Taxes

Subsidiaries of Griffon Corporation
Chief Executive Officer
President
Vice President, Finance or Chief Financial Officer
Treasurer
Controller
Chief Legal Officer/General Counsel

Exhibit 19.1

ACKNOWLEDGMENT FORM

I have received and read the Griffon Corporation Policy on Insider Trading and the Addendum thereto applicable to officers, directors and certain designated employees, and I understand their contents. I agree to comply fully with the policies and procedures contained in the Policy on Insider Trading and the Addendum. I acknowledge that the Policy on Insider Trading and the Addendum are statements of policies and procedures and do not, in any way, constitute an employment contract or an assurance of continued employment.

                        Printed Name

                        Signature

                        Date